As filed pursuant to Rule 424(b)(3)
Registration No. 333-264202

PROSPECTUS

Up to 12,785,917 Ordinary Shares
Offered by the Selling Security-Holder

This prospectus relates to the proposed resale or other disposition of up to 12,785,917 of our ordinary shares, par value NIS 0.10 per share (“ordinary shares”), by the selling security-holder identified in this prospectus, or collectively with any of its transferees or other successors-in-interest. The ordinary shares are being registered pursuant to the requirements of the Registration Rights Agreement (as defined below) to permit the selling security-holder to sell ordinary shares from time to time in the public market.

We are not selling any ordinary shares under this prospectus and we will not receive any proceeds from the sales or other dispositions of ordinary shares held by the selling security-holder.

The selling security-holder or its pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling security-holder will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses of any counsel to the selling security-holder incurred by the selling security-holder in connection with registering or disposing of the ordinary shares. We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus and all other expenses incident to the registration of the ordinary shares. See “Plan of Distribution” beginning on page S-12 for more information about how the selling security-holder may sell or dispose of its ordinary shares.

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “ALLT.” On April 18, 2022, the last reported sale price of our ordinary shares was $6.58 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” ON PAGE S-4 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE HEREIN.  YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling security-holder may from time to time sell the securities, as described in this prospectus, in one or more offerings.

Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.” The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement.

Neither we nor the selling security-holder have authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you.  Neither we nor the selling security-holder take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you.  This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted.  You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States:  We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.  You are required to inform yourselves about, and to observe any restrictions relating to, the distribution of this prospectus outside of the United States.

_______________________

Unless otherwise indicated, the term “selling security-holder” as used in this prospectus means the selling security-holder referred to in this prospectus and their donees, pledgees, transferees and other successors-in-interest.

Unless the context otherwise requires, “Allot,” “we,” “us,” “our,” “the Company” and similar terms refer to Allot Ltd. and its subsidiaries on a consolidated basis.

The term “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar” and “$” refer to U.S. dollars, the lawful currency of the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are forward-looking statements.  All statements, other than statements of historical facts, may be forward-looking statements.  Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions.  These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections.  Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of the document containing the applicable statement.  Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements.  Therefore, you should not place undue reliance on those statements.

THE COMPANY

We are a provider of leading innovative security solutions and network intelligence solutions for mobile, fixed and cloud service providers as well as enterprises worldwide. For 25 years, our solutions have been deployed globally for network-based security, including mobile security, distributed denial of service protection and Internet of Things security, network and application analytics, traffic control and shaping, and more. More recently, we have cultivated a strategic focus on the expansion and advancement of our Security-as-a-service (“SECaaS”) product offerings.

We deliver a unified security service for individual consumers and small and medium-sized businesses, at home, at work and on the go, with the Allot Secure product family. Our Allot Security Management product is, to our knowledge, the only platform that unifies security services for mobile, fixed and 5G converged networks.

Our industry-leading network-based SECaaS solution has achieved over 50% penetration with some service providers and is already used by over 20 million subscribers globally. Our multi-service platforms are deployed by over 500 mobile, fixed and cloud service providers and over 1,000 enterprises.

We have a global and diverse customer base composed of mobile and fixed broadband service providers, cable operators, satellite service providers, private networks, data centers, governments, and enterprises such as financial and educational institutions. We have a strong backlog representing customers’ orders for products and services not yet recognized as revenues. Backlog is subject to delivery delays or program cancellations, which are beyond our control.

With over 20 years of experience empowering service providers and enterprises to get more out of their networks and to manage them better, we enable network operators and enterprises to detect security breaches, to protect their own networks and their users from attacks, to clearly see and understand their networks from within, to optimize, innovate and capitalize on every opportunity, to learn about users and network behaviors, and to improve Quality of Service and reduce costs, all while increasing value to customers and deploying new services faster.

Through our combination of innovative technology, proven know-how and collaborative approach to industry standards and partnerships, we deliver solutions that equip service providers with the capabilities to elevate their role as premier digital services providers and to expand into new business opportunities. We offer our customers market leading, proprietary technologies that are powerful, diverse and scalable. In addition, we have developed significant industry know-how and expertise through our experience in designing and implementing use cases with our large customer base.

Our principal executive offices are located at 22 Hanagar Street, Neve Ne’eman Industrial Zone B, Hod-Hasharon 4501317, Israel, and our telephone number is +972 (9) 761-9200.

RISK FACTORS

Investing in our ordinary shares involves risks.  You should carefully consider the risk factors set forth in our most recent annual report on Form 20-F, and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement hereto, before making a decision to invest in our securities.  The risks and uncertainties we have described are not the only risks we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.  You should carefully consider these risk factors and risks before investing in any of our ordinary shares.  See “Where You Can Find More Information.”

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling security-holder may sell from time to time pursuant to this prospectus (as may be detailed in an applicable prospectus supplement) up to 12,785,917 ordinary shares.  The actual price per share of the ordinary shares that the selling security-holder may offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.  See “Plan of Distribution.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ordinary shares by the selling security-holder under this prospectus and any related prospectus supplement.  Please see “Selling Security-holder.”

The selling security-holder will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses of any counsel to the selling security-holder incurred by the selling security-holder in connection with registering or disposing of the ordinary shares.  We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus and all other expenses incident to the registration of the ordinary shares.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2021:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the Note in an aggregate principal amount of $39.4 million, which reflects transaction costs of approximately $0.6 million.

You should read this information in conjunction with the financial information incorporated by reference into this prospectus.

	At December 31, 2021
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents	$11,717	$51,120

Equity
Ordinary shares of NIS 0.10 par value per share: 200,000,000 shares authorized and 36,491,480 and 36,587,444 shares issued and outstanding as of December 31, 2021 and April 3, 2022, respectively.	$929	$929
Additional paid-in capital	293,803	293,803
Treasury share at cost – 816,000 shares	(3,998)	(3,998)
Accumulated other comprehensive income	271	271
Accumulated deficit	(164,997)	(164,997)

Total Shareholders Equity	126,008	126,008

Total equity	$126,008	$126,008

Liabilities (current and non-current)
Convertible debt	$—	$39,403

Total capitalization	$126,008	$165,411

DESCRIPTION OF THE TRANSACTION

Issuance of Convertible Debt in a Private Placement

On February 14, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with Lynrock Lake Master Fund LP (the “Purchaser”), providing for the issuance to the Purchaser of a senior unsecured convertible promissory note (the “Note”), convertible into our ordinary shares in an aggregate principal amount of $40 million.  The transaction closed on February 17, 2022.

The Note does not bear regular interest and the principal amount of the Note does not accrete.  The Note matures on February 14, 2025; provided, that we, in our sole discretion, may extend the date of maturity by one year up to two times, each time by providing the holder of the Note with 90 days’ notice of such extension.  The Note is convertible in whole or in part at the option of the holder at any time prior to our repayment of the principal amount of the Note in full, at an initial conversion rate of 97.0874 ordinary shares per $1,000 of the principal amount being converted (based on an initial conversion price equal to $10.30 per ordinary share), subject to certain customary anti-dilution adjustments as described in the Note (as it may be so adjusted, the “Conversion Rate”).

In the event we exercise our option to extend the maturity date, the Conversion Rate will be adjusted such that the conversion price will decrease by $1 per ordinary shares (as adjusted commensurate with any anti-dilution adjustments to the Conversion Rate prior to such time) for each year that the maturity is extended.  In such event, the Conversion Rate for the year following the first extension would be increased to 110.8% of the Conversion Rate in effect immediately prior to such extension.  If we elect to extend the maturity date for a second year, the Conversion Rate for the year following such second extension would be increased to 112.0% of the Conversion Rate in effect immediately prior to such second extension.

In the event of a Change of Control (as defined in the Note), the holder of the Note has the right to require us to convert all or a portion of the Note to ordinary shares or redeem all (but not less than all) of the outstanding principal amount of the Note.  In the event of such a conversion or redemption in connection with a Change of Control, we will also be required to pay the holder an amount in cash equal to 6% per annum on the then-outstanding principal amount of the Note from the date of such conversion or redemption through the maturity date, as it may have been extended.  Should the holder of the Note receive a demand or notice giving rise to a claim for any taxes payable arising from a payment made under the Note, we have agreed to fully indemnify the holder for the respective tax amount due and payable.

The Purchaser’s conversion of the Note is subject to an initial beneficial ownership limitation of 19.99% of the ordinary shares outstanding immediately after any such conversion, which may be decreased upon notice from the Purchaser or increased to 24.99% upon 61 days’ notice from the Purchaser.  The beneficial ownership limitation with respect to any holder of the Note other than the Purchaser or its affiliates will be 9.99%.  In addition, any transfer of the Note may only be made in full.

In connection with the foregoing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser pursuant to which we agreed to file a registration statement to register the resale of 7,966,640 ordinary shares held by Purchaser, any ordinary shares into which the Note may be converted, and any ordinary shares or other securities issued or issuable in connection with the exercise of certain dividends or distributions.

The foregoing descriptions of the Purchase Agreement, the Note and the Registration Rights Agreement do not purport to be a complete description of the terms of the documents, and are qualified in their entirety by the terms of the definitive documents or forms thereof which have been filed with the SEC.

DESCRIPTION OF SHARE CAPITAL

A description of our share capital can be found in “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Act of 1934,” filed as Exhibit 2.2 to our annual report on Form 20-F filed with the SEC on March 22, 2022 and in our “Articles of Association,” filed as Exhibit 99.3 to our report of foreign private issuer furnished with the SEC November 1, 2018, in each case, incorporated by reference herein.

Share Capital

Our authorized share capital consists of 200,000,000 ordinary shares, par value NIS 0.10 per share, of which 36,491,480 and 36,587,444 ordinary shares were issued and outstanding as of December 31, 2021 and April 3, 2022, respectively.  All of our outstanding ordinary shares are validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.

Under our articles of association, as amended on October 29, 2018, our shareholders are authorized, by passing an ordinary resolution approved by more than 50% of the voting power represented at a general meeting and voting therein, to increase our share capital by the creation of new authorized shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences and be subject to such restrictions as such ordinary resolution shall apply.

Under the Allot Communications Ltd. 2016 Incentive Compensation Plan (the “2016 Plan”), filed as Exhibit 4.2 to our annual report on Form 20-F filed with the SEC on March 22, 2022, incorporated by reference herein, the Compensation Committee of our board of directors may increase our share capital by a maximum aggregate amount of 3,001,204 ordinary shares plus an annual increase on the first day of each fiscal year during the term of the Plan, beginning January 1, 2017, in an amount equal to the lesser of (i) 1,000,000 ordinary shares, (ii) 3.5% of the outstanding ordinary shares on the last day of the immediately preceding year, or (iii) an amount determined by our board of directors. As of February 20, 2022, there were 2,576,725 outstanding options and RSUs under the 2016 Plan and 1,184,746 ordinary shares reserved for future grants under the 2016 Plan. The options have a weighted average exercise price of $7.89 per share.

Our compensation and nominating committee administers the 2016 Plan and it selects which of our and our subsidiaries’ and affiliates’ eligible employees, directors and/or consultants receive options, RSUs or other awards under the 2016 Plan and will determine the terms of the grant, including, exercise prices, method of payment, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the plan.

Under our articles of association, as amended on October 29, 2018, our board of directors may increase the Company’s share capital through the issuance of options or rights to acquire ordinary shares from the Company, in each case on such terms as our board of directors shall deem appropriate.

From January 1, 2019 through March 22, 2022, the following events have changed the number of our issued ordinary shares:

•
During the year ended December 31, 2019, certain employees, non-employee directors, and consultants exercised share options and restricted share units into 624,467 ordinary shares with an exercise price as set forth in the applicable award agreement.

•
During the year ended December 31, 2020, certain employees, non-employee directors, and consultants exercised share options and restricted share units into 861,910 ordinary shares with an exercise price as set forth in the applicable award agreement.

•
During the year ended December 31, 2021, certain employees, non-employee directors, and consultants exercised share options and restricted share units into 1,108,842 ordinary shares with an exercise price as set forth in the applicable award agreement.

•
During the period from January 1, 2022 until March 22, 2022, certain employees, non-employee directors, and consultants exercised share options and restricted share units into 95,964 ordinary shares with an exercise price as set forth in the applicable award agreement.

Listing

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “ALLT” and on the Tel Aviv Stock Exchange under the symbol “ALLT.”

Transfer Agent and Registrar

Our share register is currently kept by American Stock Transfer & Trust Company, which acts as transfer agent and registrar. The share register reflects only record owners of our shares.

SELLING SECURITY-HOLDER

We are registering 12,785,917 ordinary shares, of which 7,966,640 ordinary shares were previously acquired by the selling security-holder and up to 4,819,277 ordinary shares are issuable to the selling security-holder upon conversion of the Note, to permit the selling security-holder and its pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the ordinary shares in the manner contemplated under “Plan of Distribution” below. For additional information regarding the issuance of the ordinary shares upon conversion of the Note, see “Description of the Transaction.” In connection with this transaction, we entered into the Registration Rights Agreement pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares (from time to time). We are registering the ordinary shares currently held by the selling security-holder and issuable to the selling security-holder upon conversion of the Note in accordance with the Registration Rights Agreement in order to permit the selling security-holder to offer ordinary shares for resale from time to time.

The following table sets forth the name of the selling security-holder, the number of ordinary shares beneficially owned by the selling security-holder as of April 3, 2022, the number of ordinary shares that may be offered under this prospectus and the number of ordinary shares beneficially owned by the selling security-holder assuming all of the ordinary shares covered hereby are sold (including the ordinary shares issuable upon conversion of the Note).  Under the terms of the Note, the selling security-holder will not request that all or a portion of the Note held by it be converted, and we are not permitted to effect the conversion of all or a portion of the Note to the extent that, after giving effect to such issuance after conversion, the selling security-holder (together with its affiliates and any other person or entity acting as a group together with the selling security-holder or any of its affiliates) would beneficially own ordinary shares in excess of 19.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of the ordinary shares issuable upon conversion of the applicable portion of the Note; provided, that such percentage may be increased to 24.99% upon 61 days’ notice from the selling security-holder.  The number of shares in the table below reflects these limitations.  The number of ordinary shares in the column “Number of Ordinary Shares Being Offered” represents all of the ordinary shares that the selling security-holder may offer under this prospectus.  The selling security-holder may sell some, all or none of its ordinary shares.  We do not know how long the selling security-holder will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling security-holder regarding the sale or other disposition of any of the ordinary shares.  The ordinary shares covered hereby may be offered from time to time by the selling security-holder.

The information set forth below is based upon information obtained from the selling security-holder.  The percentages of shares owned after the offering are based on 36,587,444 ordinary shares outstanding as of April 3, 2022.

	Ordinary Shares Beneficially Owned Prior to Offering(1)			Number of Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned After Offering(2)
Name of Selling Security-holder	Number		Percent		Number	Percent
Lynrock Lake LP(3)	7,966,640	(4)	21.77%	12,785,917	0	0%

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes more than the typical form of share ownership, that is, shares held in the person’s name.  The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares voting or investment power.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any securities that such person or group has a right to acquire currently or within 60 days of April 3, 2022.

(2)	Assumes that the selling security-holder sells to third parties all ordinary shares registered under this prospectus that it holds.
(3)
7,966,640 ordinary shares and the Note are held directly by Lynrock Lake Master Fund LP. Lynrock Lake LP (the "Investment Manager") is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, the Investment Manager has been delegated full voting and investment power over securities of the Issuer held by Lynrock Lake Master Fund LP.  Cynthia Paul, the Chief Investment Officer of the Investment Manager and Sole Member of Lynrock Lake Partners LLC, the general partner of the Investment Manager, may be deemed to exercise voting and investment power over securities of the Issuer held by Lynrock Lake Master Fund LP. The address of the reporting persons is c/o Lynrock Lake LP 2 International Drive, Suite 130, Rye Brook, NY 10573.

(4)
Represents the 7,966,640 ordinary shares currently held by Lynrock Lake Master Fund LP and does not include any ordinary shares issuable upon conversion of the Note due to the 19.99% beneficial ownership cap.

PLAN OF DISTRIBUTION

We are registering 12,785,917 ordinary shares, which were previously acquired by the selling security-holder or are issuable to the selling security-holder upon conversion of the Note, to permit the selling security-holder and its pledgees, donees, transferees or other successors-in-interest that receive its ordinary shares after the date of this prospectus to resell or otherwise dispose of the ordinary shares in the manner contemplated in this section. We will not receive any of the proceeds from the sale of ordinary shares in this offering. We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus and all other expenses incident to the registration of the ordinary shares. In connection with this transaction, we entered into the Registration Rights Agreement pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares from time to time. We are registering the ordinary shares currently held by the selling security-holder and issuable to the selling security-holder upon conversion of the Note in accordance with the Registration Rights Agreement in order to permit the selling security-holder to offer ordinary shares for resale from time to time.

The selling security-holder and any of its pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in any such shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling security-holder may use one or more of the following methods when disposing of the ordinary shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	delivery of shares in settlement of short sales;

•
through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security-holder to sell a specified number of ordinary shares or interests in such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling security-holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security-holder may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the selling security-holder (or, if any broker-dealer acts as agent for the purchaser of ordinary shares, from the purchaser) in amounts to be negotiated. The selling security-holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might be in excess of those customary in the types of transactions involved.

The selling security-holder may from time to time pledge or grant a security interest in some or all of the ordinary shares or the Note owned by it and the pledgee or other secured party, transferee or other successor in interest may sell ordinary shares from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security-holder(s) to include the pledgee, secured party, transferee or other successors in interest as selling security-holder under this prospectus. The selling security-holder also may transfer the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such ordinary shares from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of selling security-holder(s) to include the transferees, donees, pledgees or other successors-in-interest as a selling security-holder under this prospectus. The Registration Rights Agreement provides that certain transferees of the selling security-holder are entitled to the benefits of such agreement, subject to the terms and conditions contained therein.

Upon being notified in writing by the selling security-holder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such selling security-holder and of the participating broker-dealer(s), (ii) the number of ordinary shares involved, (iii) the price at which such ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.

The selling security-holder also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the ordinary shares or interests in such shares, the selling security-holder may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The selling security-holder may also sell ordinary shares short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers or other third parties that in turn may sell these securities. The selling security-holder may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of ordinary shares  offered by this prospectus, which ordinary shares such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the selling security-holder or borrowed from the selling security-holder or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the selling security-holder in settlement of those derivatives to close out any related open borrowings of securities.

The selling security-holder and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”), or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

There can be no assurance that any selling security-holder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

We have advised the selling security-holder that it is required to comply with Regulation M promulgated under the Exchange Act, during such time as it may be engaged in a distribution of the ordinary shares. The foregoing may affect the marketability of ordinary shares. The selling security-holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling security-holder and any other participating person. Regulation M does not, however, limit the ability of the selling security-holder to convert the Note into ordinary shares. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

The aggregate proceeds to the selling security-holder from the sale of ordinary shares offered by it will be the purchase price of the shares less discounts or commissions, if any. The selling security-holder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering.

We have agreed to indemnify the selling security-holder, each person who controls such selling security-holder and their respective officers, directors, employees, stockholders, members, representatives and affiliates in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and executive officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States.  Furthermore, because a majority of our assets and most of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have irrevocably appointed Allot Communications, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

We have been informed by our Israeli counsel, Goldfarb Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.  Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  There is little binding case law in Israel addressing these matters.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act, and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things, the following key conditions are met:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the judgment is enforceable according to the law of the foreign state in which the relief was granted;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel; and

•	the substance of the judgment and its enforcement is not contrary to the law, public policy, security or sovereignty of the State of Israel.

Even if the above conditions are met, an Israeli court will not enforce a U.S. judgment in a civil matter if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases and a request by the attorney general);

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in NIS at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in non-Israeli currency.  Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is an estimate, subject to future contingencies, of the expenses we may incur in connection with the issuance and distribution of the securities being registered.  All amounts listed in the table below are estimates except the SEC registration fee.

Expense	Estimated Amount
SEC registration fee	$9,446.48
Printing expenses	$5,000
Legal fees and expenses	$45,000
Accounting fees and expenses	$35,000
Miscellaneous costs	$5,000
Total	$99,446.48

LEGAL MATTERS

Goldfarb Seligman & Co. will pass upon the validity of the securities being registered hereby and certain other legal matters in connection with the registration of such securities.  White & Case LLP will pass upon certain matters of New York law for us in connection with the registration of certain securities being registered hereby.  Additional legal matters may be passed upon for us, any underwriter and any selling security holders by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021, and the effectiveness of its internal control over financial reporting as of December 31, 2021 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers.  Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K.  The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC.  We also maintain a website (www.allot.com), from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information.  This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):

•	our report of foreign private issuer furnished with the SEC on November 1, 2018;

•	our report of foreign private issuer furnished with the SEC on February 15, 2022; and

•	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 22, 2022.

In addition, any other annual reports on Form 20-F and reports on Form 6-K that we subsequently furnish to the SEC pursuant to the Exchange Act prior to the termination of an offering made pursuant to this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus (if they state that they are incorporated by reference into this prospectus) and deemed to be part of this registration statement from the date of the filing of such documents.

Allot Ltd.
Up to 12,785,917 Ordinary Shares
Offered by Selling Security-Holder

The date of this prospectus is April 19, 2022